Exhibit 99.1
NEWS

Contact:  David Weinberg                                                                              Melody A. Carey
                 Chief Financial Officer                                                                    Rx Communications Group, LL
                 C973-994-3999 x7933                                                                        917-322-2571

    FOR IMMEDIATE RELEASE

COLUMBIA LABORATORIES REPORTS FIRST QUARTER
2005 FINANCIAL RESULTS

LIVINGSTON, NJ— May 10, 2005—Columbia Laboratories, Inc. (NASDAQ: CBRX) today announced financial results for the first quarter ended March 31, 2005. Highlights of the quarter included:

    ▪    Revenues of $4.3 million, a decrease from $4.5 million in the first quarter of 2004, an increase from $3.6 million in the fourth quarter of 2004.

    ▪    Paid $11.9 million - $10 million for convertible subordinated note and $1.9 million for the women’s healthcare true-up commitment.

    ▪    Operating expenses of $6.0 million, a decrease from $8.4 million in the first quarter of 2004 and from $7.3 million in the fourth quarter of 2004.

    ▪    Loss from operations of $3.6 million, an improvement from loss from operations of $5.6 million in the first quarter of 2004 and from $5.9 in the fourth quarter of 2004.

    ▪    Net loss of $4.2 million, an improvement from net loss of $6.3 million in the first quarter of 2004 and from $6.3 million in the fourth quarter of 2004.

    ▪    Restructured sales force and marketing programs to better align expenses with projected revenue.

    ▪    Advanced enrollment in PROTERM™ study of Prochieve® 8% (progesterone gel) in preventing preterm delivery.

“We are pleased to report that during the first quarter we met our previously stated goal of reducing expenses on all lines,” said Fred Wilkinson, Columbia’s president and chief executive officer. “Our first quarter net loss from operations was $3.6 million, in line with the Company’s anticipated net loss from operations of between $3 million and $6 million for fiscal year 2005. First quarter revenues of $4.3 million were also in line with the Company’s anticipated revenue range of $22 million to $28 million for fiscal year 2005. Going forward, our intention is to continue to control expenses, which will contribute to achieving our goals for the fiscal year. The Company’s plan for 2005 calls for increasing revenues quarter over quarter while controlling and potentially reducing expenses; thereby, decreasing losses quarter over quarter.”

Columbia restructured its sales force and marketing programs in February 2005. The Company downsized its dedicated sales force to 28 sales professionals and expects to reduce its selling and distribution expenses by approximately 60% in 2005 from 2004.

The newly reshaped sales force completed an intensive training and re-alignment program in March 2005, and began direct promotion to Columbia’s key target audiences for the Company’s promoted products. Our “user-based” selling strategy is aimed at generating additional prescriptions from physicians who are already prescribers of our products, while prospecting for select new prescribers within the new territories. We expect to realize results from the Company’s re-structured sales force and the new aggressive promotional effort behind the Company’s promoted products during the next several quarters.

Columbia continued to advance its near-term R & D programs during the quarter. The PROTERM study (PROgesterone Gel for Reducing PreTERM Labor and Delivery), designed to show the effect of Prochieve® 8% in reducing the incidence of preterm delivery in women who are predisposed to this problem, continues to recruit and enroll patients. Six new centers were added during the first quarter, bringing to 21 the total number of study sites.

The Company experienced a delay in initiating a dosing study for Lidocaine vaginal gel resulting from importation issues at the clinical study site. This study should now be completed in the second quarter and the results will determine the appropriate dose for the Phase II study now scheduled to start in the second half of 2005.

Financial Overview
Net revenues for the first quarter of 2005 were $4.3 million down from $4.5 million in the first quarter of 2004. Net revenues from promoted products were $1.4 million in the first quarter of 2005 as compared with $900,000 in the first quarter of 2004, primarily as a result of an increase in Prochieve sales. Net revenues from partnered products were $2.9 million in the first quarter of 2005 as compared with $3.7 million in the first quarter of 2004. The expected decrease in net revenues for partnered products resulted from the Company’s Replens licensee electing to move manufacture of product for the U.S. market from the Company to a third party after the first quarter of 2004. Net revenues increased 20% from the fourth quarter of 2004.

Gross profit as a percentage of net sales was 58% in the first quarter of 2005, versus 63% in the first quarter of 2004. The decrease was a result of a change in product mix. Cost of goods sold for Prochieve includes a 30% royalty on net sales paid to Serono. The gross profit margin in the fourth quarter of 2004 was 41%.

Selling and distribution expenses were $2.9 million in the first quarter of 2005, a 41% decrease from $4.9 million in the first quarter of 2004, reflecting decreased sales force costs for promotion of the Company’s products in the U.S., which resulted from the February 2005 sales force and marketing restructuring and concurrent reduction of the sales force from approximately 80 persons in the first quarter of 2004 to approximately 28 persons in the first quarter of 2005.

General and administration costs decreased 5% to $1.8 million in the first quarter of 2005 from $1.9 million a year ago. The reduction in expenses was primarily the result of a decrease in insurance premiums, offset by an increase in salary expense.

Research and development costs were $1.3 million in the first quarter of 2005, a 20% decrease from $1.6 million in first quarter of 2004, predominantly reflecting costs related to the ongoing Phase III trial for Prochieve® 8% in preventing preterm delivery in pregnant women who are at high risk.

As a result, for the first quarter of 2005 the Company reported a net loss of $4.2 million, or $0.10 per basic and diluted share, as compared to a net loss of $6.3 million, or $0.16 per basic and diluted share, in the first quarter of 2004.

During the first quarter of 2005, the Company paid off a $10 million convertible subordinated note and made a contractually required true-up payment of $1.9 million to PharmaBio Development. As of March 31, 2005, Columbia had cash and cash equivalents of $4.3 million. The Company believes that it has sufficient cash to meet its operating plan for 2005.

Outlook
The Company believes it is on track to achieve projected results for 2005 as described in its press release announcing 2004 financial results previously issued on March 9, 2005.

Quarterly Conference Call
As previously announced, Columbia Laboratories will hold a conference call on May 10, 2005 at 11:00 AM ET to review financial results of the first quarter ended March 31, 2005.

Access information
Date:	May 10, 2005
Time:	11:00 AM ET
U.S./Canada dial-in number:	(800) 299-7089
International dial-in number:	(617) 801-9714
Access code:	49427251
Live webcast:	www.columbialabs.com, under the investors or events tabs

A recording of the conference call will be available two hours after completion until May 17, 2005 at 11:59 PM ET at (888) 286-8010 (U.S.) and (617) 801-6888 (International). The replay password is 39444950. The webcast will be archived for on-demand listening for one year on Columbia Laboratories website, www.columbialabs.com.

About PROTERM™
PROTERM™ (PROgesterone gel for reducing preTERM labor and delivery) is a multi-center, randomized, double-blinded, placebo-controlled Phase III clinical study designed to assess the efficacy, safety, and tolerability of Prochieve® 8% (progesterone gel) in preventing preterm delivery in pregnant women who are at increased risk for preterm delivery. The study protocol defines ‘at risk’ patients as those with a history of a spontaneous preterm delivery or a cervical length of ≤2.5 cm (as measured by transvaginal ultrasound) with the current pregnancy. Under the study protocol, patients are treated with either Prochieve 8% or placebo for approximately seventeen weeks, or until delivery. Treatment is initiated between 18 and 22 weeks gestation. The primary endpoint is time to delivery.

PROTERM is designed to enroll 636 patients, and is currently enrolling patients at 21 study sites nationwide. Please visit www.PretermDeliveryTrial.com for additional information or to see if you may be eligible to participate in this study. Pregnant women who have had a prior preterm birth and who may wish to participate in the study, but who do not have internet access, may contact Columbia Laboratories directly at (973) 994-3999.

About Columbia Laboratories
Columbia Laboratories, Inc. is a U.S.-based international pharmaceutical company dedicated to the development and commercialization of women's health care and endocrinology products. Columbia markets Prochieve® 8% (progesterone gel) for progesterone supplementation as part of an Assisted Reproductive Technology treatment for infertile women with progesterone deficiency and Prochieve® 4% (progesterone gel) for the treatment of secondary amenorrhea. The Company also markets Striant® (testosterone buccal system) for the treatment of hypogonadism in men. Columbia's products and product candidates utilize the Company's bioadhesive drug delivery technology, which is able to deliver a broad range of compounds, including peptides, across many of the body’s mucosal surfaces to address numerous therapeutic areas. The Company is investigating the potential utility of Prochieve 8% in the prevention of preterm birth and developing a vaginally-administered lidocaine product to treat dysmenorrhea and pelvic pain. For more information, please visit www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, certain statements of Columbia Laboratories, Inc.’s expectations made in this press release, including those regarding the Company’s clinical research programs, anticipated revenues, net loss from operations, as well as Columbia Laboratories, Inc.’s strategic direction, prospects and future results, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties. Those statements include statements regarding the intent, belief or current expectations of Columbia Laboratories and its management team.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements.  Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of Striant®, Prochieve® 8% and Prochieve® 4% in the U.S.; the timing and size of orders for out-licensed products from our marketing partners; the timely receipt of the national marketing authorizations and individual licenses for Striant® in European countries; the timely payment of milestone payments by our marketing and product development partners; the timely and successful development of products; the timely and successful completion of clinical studies, including the PROTERM™ study; success in obtaining acceptance and approval of new products and indications for current products by the FDA and international regulatory agencies, including acceptance and approval of an indication for preventing preterm delivery for Prochieve 8% from the FDA; the impact of competitive products and pricing; competitive economic and regulatory factors in the pharmaceutical and health care industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission.  Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.

Striant®, Prochieve® and Crinone® are registered trademarks and PROTERM™ is a trademark of Columbia Laboratories, Inc.

###

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2005	2004

NET REVENUES	$4,280,577	$4,539,679
COST OF GOODS SOLD	1,817,005	1,685,196
Gross profit (loss)	2,463,572	2,854,483

OPERATING EXPENSES:
Selling and distribution	2,898,603	4,872,906
General and administrative	1,825,758	1,927,746
Research and development	1,292,225	1,616,711
Total operating expenses	6,016,586	8,417,363
Loss from operations	(3,553,014)	(5,562,880)
OTHER INCOME (EXPENSE):
Interest income	45,838	59,969
Interest expense	(740,613)	(684,181)
Other, net	33,082	(67,737)
	(661,693)	(691,949)
Net loss	$(4,214,707)	$(6,254,829)

NET LOSS PER COMMON SHARE:	$(0.10)	$(0.16)
(Basic and diluted)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSHANDING:	41,751,934	39,751,934
(Basic and diluted)

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2005	December 31, 2004
ASSETS	(Unaudited)
Current assets-
Cash and cash equivalents	$4,303,046	$19,781,591
Accounts receivable, net	2,922,775	4,260,379
Inventories	2,808,363	2,742,544
Prepaid expenses and other current assets	859,047	1,155,673
Total current assets	10,893,231	27,940,187
Property and equipment, net	1,120,334	1,207,041

Other assets	120,748	121,140
TOTAL ASSETS	$12,134,313	$29,268,368

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities-
Note payable - short-term	$	---	$10,000,000
Current portion of financing agreements		805,639	2,753,486
Accounts payable		2,581,740	2,772,107
Accrued expenses		1,792,179	3,111,198
Total current liabilities		5,179,558	18,636,791
Deferred revenue		4,497,127	4,239,060
Long-term portion of financing agreements		19,268,794	18,923,440
TOTAL LIABILITIES		28,945,479	41,799,291

Stockholders’ equity (deficiency)-
Preferred stock, $0.01 par value; 1,000,000 shares authorized:
Series B Convertible Preferred Stock, 130 shares issued and outstanding in 2005 and 2004	1	1
Series C Convertible Preferred Stock, 3,250 shares issued and outstanding in 2005 and 2004	32	32
Common stock, $0.01 par value; 100,000,000 authorized:
41,751,934 shares issued and outstanding in 2005 and 2004	417,519	417,519
Capital in excess of par value	168,546,911	168,587,536
Accumulated deficit	(185,992,545)	(181,777,838)
Accumulated other comprehensive income	216,916	241,827
TOTAL STOCKHOLDERS’ EQUITY (DEFICIENCY)	(16,811,166)	(12,530,923)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)	$12,134,313	$29,268,368